HITOX
                                  CORPORATION
                                  of America


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 6, 1997


     The Annual Meeting of Shareholders of Hitox Corporation of America, a Delaware corporation, will be held at the Omni Marina Hotel, 707 N. Shoreline, Corpus Christi, Texas in the Riviera I Room, (entrance level), on Tuesday, May 6, 1997, at 9:00 a.m., local time, for the following purposes:

    1.  To elect a board of seven (7) directors.

    2. To ratify the appointment of Ernst & Young LLP as independent auditors for 1997 by the Board of Directors.

    3. To transact such other business as may properly come before the meeting.

    The Board of Directors has established the close of business on March 14, 19967, as the record date for determining shareholders entitled to notice of and to vote at the meeting.


                           BY ORDER OF THE BOARD OF DIRECTORS


                           Elizabeth K. Morgan, Secretary

March 31, 1997


                            YOUR VOTE IS IMPORTANT
                    Even if you plan to attend the meeting,
                    we urge you to mark, sign and date the
                     enclosed proxy and return it promptly
                           in the enclosed envelope.

                         HITOX CORPORATION OF AMERICA
                              418 Peoples Street
                             Post Office Box 2544
                          Corpus Christi, Texas 78403

                           ------------------------
                                PROXY STATEMENT
                           ------------------------

    This Proxy Statement and accompanying proxy is furnished by Hitox Corporation of America (hereinafter the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting of Stockholders to be held at 9:00 a.m. (local time) on May 6, 1997, at the Omni Marina Hotel, 707 N. Shoreline, Corpus Christi, Texas, and at any adjournment thereof. This Proxy Statement and the enclosed proxy were mailed on or about March 31, 1997.

    The Company will bear the cost of soliciting the proxies. In addition to being solicited by mail, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company. The Company expects to reimburse brokers or other persons for their reasonable out-of-pocket expenses in forwarding proxy material to the beneficial owner.

    Any proxy may be revoked at any time prior to its exercise by written notice to the Secretary of the Company or by submission of another proxy having a later date. No notice of revocation or later dated proxy, however, will be effective until received by the Company at or prior to the Annual Meeting. Mere attendance at the meeting will not of itself revoke the proxy. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy, but if no specification is made, the shares represented by the proxy will be voted in favor of the proposals shown thereon.

    Only stockholders of record at the close of business on March 14, 1997, (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. There were outstanding at the close of business on the Record Date 4,657,487 shares of the Company's Common Stock, each of which is entitled to vote in person or by proxy. The Common Stock is the only class of capital stock outstanding and entitled to vote at the Annual Meeting. The holders of a majority of the total shares of Common Stock issued and outstanding and entitled to vote at the meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Meeting. A quorum being present at the Annual Meeting, election of the director nominees requires the affirmative vote of a plurality of the shares present, in person or by proxy, at the Meeting, and approval of Proposal 2 requires the affirmative vote of at least a majority of the shares present, in person or by proxy, at the Meeting. Neither the Company's Certificate of Incorporation nor its By-Laws provide for cumulative voting rights.
Abstentions and broker non-votes are each counted to determine the number of shares present at the meeting, and thus, are counted in establishing a quorum. Broker non-votes will not be counted in determining the number of shares voted for or against the proposed matters, and therefore will not affect the outcome of the vote. Abstentions on a particular item (other than the election of directors) will be counted as present and entitled to vote for purposes of any item on which the abstention is noted, thus having the effect of a "no" vote as to that proposal. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.


    The Annual Report to Stockholders covering the Company's fiscal year ended December 31, 1996 including audited financial statements, is enclosed herewith, but does not form any part of the material for solicitation of proxies.

                            PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to those persons known to the Company who, as of December 31, 1996, own or may be deemed to own beneficially more than five percent of the Common Stock of the Company.

        Name and Address of                 Number of               Percent
         Beneficial Owner          Shares Beneficially Owned(1)    of Class
        -------------------        ----------------------------    --------
    Megamin Ventures Sdn Bhd                    1,353,000(2)          29.1%
      41 Jalan Sultan Azlan Shah Utara
      31400 Ipoh, Perak Malaysia

    Estate of Stephen C. Clark, Jr.               217,763(3)           4.7%
      c/o The Clark Estates Inc.
      30 Wall Street
      New York, NY 10005

    Residuary Trust u/w of Stephen C. Clark, Jr.  144,996(3)           3.1%
      c/o The Clark Estates Inc.
      30 Wall Street
      New York, NY 10005

    Anne L. Peretz                                492,261(3)(4)       10.6%
      c/o The Clark Estates Inc.
      30 Wall Street
      New York, NY 10005

    Residuary Trust u/w of Susan C. Twining        62,921(3)(5)        1.4%
      c/o The Clark Estates Inc.
      30 Wall Street
      New York, NY 10005

    Jane Forbes Clark II                          241,839(3)           5.2%
      c/o The Clark Estates Inc.
      30 Wall Street
      New York, NY 10005

    NAP & Co.                                     847,778(6)          15.4%
      Pecks Management Partners, Ltd.
      One Rockefeller Plaza
      New York, NY 10020

    Northman & Co.                                199,107(6)           4.1%
      Pecks Management Partners, Ltd.
      One Rockefeller Plaza
      New York, NY 10020

    Fuelship & Co.                                164,226(6)           3.4%
      Pecks Management Partners, Ltd.
      One Rockefeller Plaza
      New York, NY 10020

                           (See following footnotes)

(l) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(2) Megamin Ventures Sdn Bhd is an investment holding corporation organized under the laws of Malaysia which provides management services. Mr. Keng Kay Lim, a director of the Company, is the controlling shareholder of Megamin Ventures Sdn Bhd and exercises sole voting power over these shares, and therefore may be deemed to be the beneficial owner.

(3) The Estate of Stephen C. Clark, Jr., Residuary Trust u/w of Stephen C. Clark, Jr., Mrs. Peretz, Ms. Clark and the Residuary Trust u/w of Susan
     C. Twining may be deemed to be a "group" as that term is used in
     Section 13d-3 of the Securities Exchange Act of 1934, as amended.

(4) Includes 30,216 shares held by the four children of Mrs. Peretz and 13,220 held by the Peretz Family Investments. Mrs. Peretz disclaims all beneficial ownership in these 43,436 shares.

(5) Includes 7,932 shares held by the two surviving children of Mrs. Twining. The Residuary Trust u/w of Susan C. Twining disclaims all beneficial ownership in these 7,932 shares.

(6) NAP & Co., Northman & Co., and Fuelship & Co. of which Pecks Management Partners, Ltd. serves as investment manager, may be deemed to be a "group" as that term is used in Section 13d-3 of the Securities Exchange Act of 1934, as amended. The share amounts opposite each entity's name represent a total 1,211,111 shares issuable upon exercise of warrants to purchase 1,111,111 shares of Common Stock issued on February 28, 1995, at an exercise price of $4.50, and warrants to purchase an aggregate 100,000 shares issued on September 30, 1994, and February 28, 1995, having an exercise price of $2.50 per share. Because Pecks Management Partners, Ltd. serves as investment manager, it may be deemed to be a beneficial owner of such shares, although it disclaims such beneficial ownership.
     The address of Pecks Management Partners, Ltd, is One Rockefeller Plaza, New York, New York 10020. See "Certain Transactions."

                             ELECTION OF DIRECTORS


    The By-Laws of the Company provide that the Board of Directors shall consist of not less than six (6). At the Annual Meeting, seven (7) directors are to be elected to the Board of Directors, each to hold office until the 1998 Annual Meeting or until their successor is elected and qualifies. The persons named as proxies in the enclosed proxy card, who have been designated by the Board of Directors, unless otherwise instructed in such proxy, intend to vote the shares represented by the proxy for the election of the nominees listed in the table below for the office of director of the Company. The nominees have been proposed by the Board of Directors. If any such nominee should become unavailable for election, the persons named as proxies intend to vote for such substitute nominee as may be proposed by the Board of Directors, unless otherwise instructed in such proxy. No circumstances are now known, however, that would prevent any of the nominees from serving and the nominees have agreed to serve if elected.

The information appearing below with respect to the business experience during the past five years of each nominee for director, directorships held and age has been furnished by each director as of February 25, 1997. All of the nominees are presently directors of the Company.


                                                                   Director
      Name and Principal Occupation                            Age  Since
     -------------------------------                           ---  -------

ROBERT J. CRESCI                                                53    1992
  Managing Director, Pecks Management Partners, Ltd.
   A director of Bridgeport Machines, Inc.; Serv-Tech, Inc.;
   Vestro Natural Foods, Inc.; Natures Elements, Inc.;
   EIS International, Inc.; Garnet Resources Corp.;
   Sepracor, Inc.; Olympic Financial, Ltd.; GeoWaste, Inc.;
   HarCor Energy, Inc.; Meris Laboratories, Inc.
   Film Roman, Inc.; Educational Medical, Inc. and several private companies.

WILLIAM B. HAYES                                                71    1990
   Chairman of the Board since September 1994.
    Consultant and Investor.

THOMAS A. LANDSHOF                                              57    1994
  President and Chief Executive Officer since August
   1994.  President of Consultants Group from April
   1992 to August, 1994.  Corporate Vice President
   Lilly Industries, Inc. prior to 1990 until
   April 1992.

KENG KAY LIM                                                    60    1997
  Chairman, Megamin Ventures Sdn Bhd and Investor.

KEVIN S. MOORE                                                   42    1992
 Senior Vice President, The Clark Estates, Inc.
  A director of Ducommun, Inc., PremiumWear, Inc.
  and Golf-Technology Holding, Inc.

MICHAEL A. NICOLAIS                                              71    1982
  Senior Managing Director, Carret & Co., Inc.
   A director of Basin Exploration Co.
   and of Southdown, Inc.

BERNARD A. PAULSON                                               68    1992
  Chief Executive Officer, Inspection Group Inc.
   Retired President of Koch Refining Company with over 40 years experience with other companies in the refining and petrochemical industries, including Kerr-McGee Corporation.


    Mr. Cresci was nominated to serve as a director pursuant to a Note
Purchase Agreement, dated June 15, 1992, between the Company and purchasers of the Company's subordinated notes ("Notes"), NAP & Co., Northman & Co., and Fuelship & Co. (the "Noteholders"). Pursuant to that agreement, the Company has agreed to use its best efforts to include the Noteholders' designee, Mr. Cresci, on the slate of nominees proposed by the Company for election to the Board of Directors, and to solicit proxies in favor of such designee, together with the other nominees in the Company-sponsored slate. Such obligation will continue so long as the Noteholders hold at least 25% of the original aggregate principal amount of the Notes, at least 25% of shares of common stock issuable under warrants issued to the Noteholders (see "Certain Transactions") (the "Warrant Stock"), or warrants to purchase at least 25% of the warrant stock.

Directors' Attendance

    During the year ended December 31, 1996, there were four meetings of the
Board of Directors of the Company.   No incumbent director attended fewer
than 100% of the aggregate of all meetings of the Board and of the Committees of the Board on which such director served.

Directors' Compensation

    Non-employee members of the Board of Directors are compensated by the Company for board meetings attended in the amount of $1,000 and a quarterly retainer of $1,500 with the chairman receiving an additional $500 per quarter. All directors are reimbursed for their reasonable travel expenses incurred in attending meetings of the Board or any Committee or otherwise in connection with their service as a director. Additionally, compensation of $500 is paid to the non-employee directors for each committee meeting attended.

    The 1990 Incentive Plan, approved at the May 18, 1990, Annual Meeting of Shareholders provides that each non-employee director of the Company on the first business date after each Annual Meeting of Shareholders of the Company, beginning with the 1990 Annual Meeting of Shareholders, will automatically be granted a non-qualified option for 2,500 shares of Common Stock under the Plan. Each option so granted to a non-employee director will have an exercise price per share equal to the fair market value of the common stock on the date of grant of such option. Each such option will be fully exercisable at the date of grant and will expire upon the tenth anniversary of the date of grant. On May 8, 1996, Messrs. Cresci, Hayes, Moore, Nicolais, and Paulson were each granted options to purchase 2,500 shares at the per share exercise price of $3.50, none of which were exercised during fiscal 1996.

    Employee directors receive no additional compensation for service on the Board of Directors or on Committees of the Board.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

    Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the fiscal year ended December 3l, 1996, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Audit Committee

    The Audit Committee held one independent meeting and one meeting in conjunction with the full board during the Company's fiscal year ended December 31, 1996. The Audit Committee reviews the professional services provided by the Company's independent auditors and the independence of such auditors from management of the Company. The Committee also reviews the scope of the examination of the financial statements by the independent auditors, the annual financial statements of the Company and such other matters with respect to accounting, auditing, and financial reporting practices and procedures of the Company. The Committee is composed of two outside Directors of the Company: Messrs. Hayes and Nicolais (Chairman).

Executive Committee

    The Executive Committee's primary responsibilities are to review and authorize actions required in the management of the business and affairs of the Company, in instances where it is not practicable to convene the full Board. Members of the Committee are Messrs. Cresci, Hayes, Landshof, and Moore (Chairman). The Committee did not meet in 1996.

Compensation and Incentive Plan Committee

    This Committee is composed entirely of disinterested non-employee directors consisting of Messrs. Cresci, Moore (Chairman), and Paulson. The Committee met once in 1996.

    The Committee formulates and presents to the Board of Directors recommendations as to the base salaries for all officers of the Company based upon salary studies of companies of similar size and activity and management recommendations. The Committee specifically reviews, approves, and establishes the compensation for the President and Chief Executive Officer. The Committee is authorized to select persons to receive awards under the 1990 Incentive Plan, to determine the terms and provisions of the awards, if any, the amount of the awards, and otherwise administer the Plan to the full extent provided in the Plan. Except for the automatic annual grants to non-employee directors described under "Directors' Compensation", none of the members of the Committee are eligible to receive grants under the 1990 Incentive Plan.

                            EXECUTIVE COMPENSATION


    The following table sets forth information concerning cash compensation paid by the Company to the President and Chief Executive Officer of the Company for the year ended December 31, 1996:

                              Annual Compensation
                                                           Long Term
Name and                                                   Compensation          All Other
Principal Position      Year      Salary($)      Bonus($)  Options/SARs(#)(3)  Compensation($)
------------------      ----      ---------     ---------   -----------------  ----------------
Thomas A. Landshof     1996       $131,250     $29,302(5)          -0-               $1,988
   President and CEO   1995       $129,087     $21,785(2)        150,000            $19,880(4)
                       1994(1)     $49,520        -0-              -0-               $9,136(4)

(1)   Mr. Landshof joined the Company as President and Chief Executive
      Officer in August, 1994.
(2)   $6,785 earned in fiscal year; deferred to 1996.
(3)   In February 1995, Mr. Landshof was granted 150,000 options under the
      1990 Incentive Plan at an exercise price of $2.625 exercisable over three years at 75,000 options, 37,500 options and 37,500 options respectively.
(4)   Reimbursement for relocation and temporary living expenses.
(5)   $4,502 earned in fiscal year; deferred to 1997.

There were no options or SARs granted to the Chief Executive Officer during 1996.


    The following table sets forth information concerning the exercise of options by the Chief Executive Officer of the Company for the year ended December 31, 1996, and the fiscal year-end value of unexercised options.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                         and FY-End Option/SAR Values

                                                  Number of Unexercised   Value of Unexercised
                                                  Options/SARs at FY-     In-the-Money Options/
                     Shares Acquired     Value    End (#) Exercisable/    SARs at FY-End ($)
Name                 or Exercised      Realized   Unexercisable           Exercisable/Unexercisable
----                 ---------------   --------   ---------------------   -------------------------
Thomas A. Landshof          0              0          112,500/37,500         $14,062/$4,688(1)

(1) Value is stated based on the closing price of $2.75 per share of the Company's Common Stock on Nasdaq SmallCap Market on December 31, 1996, less exercise price of $2.625.

Security Ownership of Management

    The following table sets forth the number of shares of the Company's Common Stock beneficially owned by each director and nominee for director and all directors and executive officers of the Company as a group as of December 31, 1996.

                                                     Amount
                                                     Beneficially            Percent
           Name of Individual or Group               Owned (1)               of Class
           ----------------------------              ------------            --------
Robert J. Cresci                                     1,222,986       (2)(3)   20.8%
William B. Hayes                                        67,500       (4)       1.4%
Thomas A. Landshof                                     116,900       (5)       2.5%
Keng Kay Lim                                         1,353,000       (6)      29.1%
Kevin S. Moore                                       1,172,280       (7)(8)   25.1%
Michael A. Nicolais                                     27,500       (9)        <1%
Bernard A. Paulson                                      12,500       (8)        <1%
All directors and executive officers as a group
(9 persons)                                          3,987,866       (10)     65.2%

(1) Unless otherwise indicated, each person has sole voting and investment power over the shares indicated.

(2) Includes 847,778 shares issuable upon the exercise of warrants held by NAP & Co., 199,107 shares issuable upon the exercise of warrants held by Northman & Co., and 164,226 shares issuable upon the exercise of warrants held by Fuelship & Co., of which Mr. Cresci exercises sole voting power as Managing Director of Pecks Management Partners, Ltd.

(3) Includes options to acquire 11,875 shares that are subject to stock options exercisable at or within sixty days of the Record Date.

(4) Includes 67,500 shares that are subject to stock options that are exercisable at or within sixty days of the Record Date.

(5) Includes 112,500 shares that are subject to stock options that are exercisable at or within sixty days of the Record Date.

(6) Consists of 1,353,000 shares held by Megamin Ventures Sdn Bhd, a Malaysian corporation, of which Mr. Lim has controlling interest and exercises sole voting power.

(7) Includes 1,159,780 shares held by the Estate of Stephen C. Clark, Jr., the Residuary Trust u/w of Stephen C. Clark, Jr., Anne L. Peretz, Jane Forbes Clark II and the Residuary Trust u/w of Susan C. Twining that may be deemed to be beneficially owned by Mr. Moore in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. Also included are: 30,216 shares held by the four children of Anne L. Peretz, and 13,220 shares held by Peretz Family Investments over which Mr. Moore exercises authority pursuant to power of attorney and 7,932 shares held by the two children of the late Mrs. Susan C. Twining. Mr. Moore disclaims all beneficial ownership in these 1,159,780 shares. Mr. Moore is Senior Vice President The Clark Estates, Inc., an entity that acts on behalf of the Estate of Stephen C. Clark, Jr. Residuary Trust u/w of Stephen C. Clark, Jr., Mrs. Peretz, Ms. Clark and the Residuary Trust u/w of Susan C. Twining with respect to such shares.

(8) Includes 12,500 shares that are subject to stock options that are exercisable at or within sixty days of the Record Date.

(9) Includes 17,500 shares that are subject to stock options that are exercisable at or within sixty days of the Record Date.

(10) Includes 247,675 shares which officers and directors as a group have the right to acquire pursuant to stock options and 1,211,111 shares that the entities named in number (2) above have the right to acquire pursuant to warrants which are exercisable at or within sixty days of the Record Date.

                             CERTAIN TRANSACTIONS

    On June 15, 1992, the Company completed a Note Purchase Agreement in which the Company authorized the issuance and delivery of convertible subordinated notes (the "Notes") in an aggregate amount of up to $8.5 million. The Company sold a principal amount of $5 million of such Notes to a group of investors consisting of the NAP & Co., Northman & Co., and Fuelship & Co. The Notes were convertible into shares of the Company's Common Stock at a conversion price of $9.00 per share or 555,555 shares and, subject to an adjusted conversion price of $7.50 and $6.00, if 1994 and 1995 earnings targets were not met. The Company was in default under certain of its loan covenants with its senior lending bank for the four quarters of 1994. Because of such defaults, the Company was also in default of the Note Purchase Agreement. At December 31, 1993, the Company was also in default under certain covenants contained in the Note Purchase Agreement.

    On September 30, 1994, the Company and the holders of the Notes entered into an amendment of the Note Purchase Agreement pursuant to which such holders agreed that upon an event of default under the Company's senior debt, the Company could be prevented by its senior lender from making any payments in respect of the Notes. The Company was in default on its senior debt from June 1, 1994, until February 15, 1995. No payments had been made on the Notes since December, 1993, by reason of the subordination provisions of the Note Agreement, which precludes payment during a senior debt default. In consideration for such amendment by the holders of the Notes, as of September 30, 1994, the Company issued to such holders warrants to purchase 50,000 shares of the Company's Common Stock at an exercise price of $2.50 per share. During 1995, the Company made past due interest payments to the holders of the Notes which were due June 15, 1994 and December 15, 1994 in the amount of $262,500 each, plus interest.

    On February 28, 1995, the Company and the holders of the Notes agreed to an additional amendment of the Note Purchase Agreement. In consideration for such amendment by the holders of the Notes, the Company issued to such holders warrants to purchase an aggregate 50,000 shares of the Company's Common Stock at an exercise price of $2.50 per share. This amendment provided for, among other things, (i) a waiver of defaults under the Note Purchase Agreement through December 31, 1996, (ii) the adjustment of certain financial covenants,
(iii) allowing the Company to prepay the Notes, in whole or in part, at any time without penalty, and (iv) an extension of required repayments of principal from September, 1996, to September, 1997, and the extension of the maturity date from 1998 to 1999. The amendment also removed the conversion privilege of the Notes. The conversion feature was replaced with warrants to purchase 1,111,111 shares of Common Stock (which is the number of shares into which the Notes would have been convertible assuming a conversion price of $4.50) at an exercise price of $4.50. The warrants will expire one year after the maturity date of the Notes in 2000.

    On June 25, 1996, the Company completed the sale of 1 million shares of Common Stock at $4.00 per share to Megamin Ventures Sdn Bhd, a Malaysian corporation. The proceeds were used to prepay $4,000,000 in outstanding principal on the Notes held by the above mentioned investors, at par on July 1, 1996. On July 31, 1996, the Company prepaid the remaining $1,000,000 balance with proceeds from a term loan with NationsBank of Texas, N.A. The Noteholders continue to hold warrants to purchase 1,211,111 shares of Common Stock.

    Following the completion of the sale of 1 million shares of Common Stock to Megamin Ventures Sdn Bhd, the Company in February 1997 elected Keng Kay Lim to the Company's Board of Directors, and Keng Kay Lim has been nominated for re-election at the Annual Meeting to serve as a director for a term ending at the 1998 Annual Meeting. Mr. Lim, through Megamin Ventures Sdn Bhd, is also the controlling shareholder of Malaysian Titanium Corporation Sdn Bhd ("MTC"), the Company's principal raw materials supplier. During 1995 and 1996, the Company paid MTC $2,964,000 and $4,266,250, respectively, for raw materials (principally synthetic rutile), under a supply contract that extends through 1999, and will purchase raw materials from MTC in 1997.


                         RATIFICATION OF APPOINTMENT OF
                    INDEPENDENT PUBLIC ACCOUNTANTS FOR THE
                         YEAR ENDED DECEMBER 31, 1997


    Upon the recommendation of the Audit Committee, the Board of Directors has approved the retention of Ernst & Young LLP, certified public accountants, to serve as independent auditors to audit the accounts of the Company for the year ending December 31, 1997, subject to ratification of such approval by the Company's stockholders. Ernst & Young LLP served as independent auditors for the Company for the year ended December 31, 1996.

    Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

    On September 19, 1995, management of the Company, as directed by the Board of Directors, engaged the accounting firm of Ernst & Young LLP as its independent certified public accountants and as the Company's independent auditors, and dismissed the firm of Deloitte & Touche LLP, which was the principal independent certified public accountant.

    In connection with its audits for the two fiscal years ended December 31, 1994 and 1993, respectively, and any subsequent interim period through the date of dismissal of Deloitte & Touche LLP, there were no disagreements with

Deloitte & Touche LLP on any matters of accounting principles, financial statement disclosure, or auditing scope or procedures or any reportable events.

    Deloitte & Touche LLP's report on the Company's financial statements for the two fiscal years ended December 31, 1994 and December 31, 1993 contained no adverse opinion or disclaimer of opinion. Deloitte & Touche LLP's report for the fiscal year ended December 31, 1993 contained an uncertainty paragraph regarding the Company's ability to continue as a going concern.

    The decision to change independent certified public accountants was recommended by the Company's audit committee and was approved by the Company's Board of Directors.


                   DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

    Proposals of shareholders intended to be presented at the next Annual Meeting to be held in May, 1998 must be received by the Secretary of the Company at its principal executive offices at 418 Peoples Street, (P. O. Box
2544), Corpus Christi, TX 78403 for inclusion in the proxy statement and form of proxy relating to that meeting no later than December 1, 1997.


                                OTHER BUSINESS

    The Board knows of no other business to be brought before the Annual Meeting. If, however, other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless directed in the proxy to do otherwise.
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